EXHIBIT 12

                      THE CIT GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts In Millions)

                                                            Three Months Ended
                                                                 March 31,
                                                           --------------------
                                                            1998         1997

Net income                                                 $ 81.7       $70.1
Provision for income taxes                                   45.4        40.7
                                                           ------       -----
Earnings before provision for income taxes                  127.1       110.8
                                                           ------       -----

Fixed charges:
  Interest and debt expense on indebtedness                 244.6       223.1
  Minority interest in subsidiary trust holding solely
   debentures of the company                                  4.8         1.9
  Interest factor - one third of rentals on
   real and personal properties                               2.3         2.1
                                                           ------       -----
  Total fixed charges                                       251.7       227.1
                                                           ------       -----
    Total earnings before provision for income
     taxes and fixed charges                               $378.8       $337.9
                                                           ======       ======
Ratios of earnings to fixed charges                          1.50x        1.49x